Exhibit 10.10

Adopted September 16, 2008

6922767 HOLDING (CAYMAN) INC.

SHARE INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan (as defined below) is to promote the long-term success of the Company (as defined below) by providing equity-based incentive awards to eligible employees of the Company and its Affiliates (as defined below). The Plan is designed to provide eligible employees a proprietary interest in the Company and thereby encourage such employees to perform the duties of their employment to the best of their abilities and to devote their business time and efforts to increase the value of CHC (as defined below) and to facilitate a successful public offering or other disposition of the shares or other economic interests in CHC. The Plan is also intended to assist the Company and its Affiliates in attracting and retaining individuals with superior experience and ability.

2.	Definitions

For purposes of the Plan, the following terms shall have the meanings set forth below:

(a)	Act: shall mean the Companies Law of the Cayman Islands (as revised).

(b)	Affiliate: shall mean with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common Control with, such Person and with respect to the Company shall include CHC and any joint venture in which the Company holds directly or indirectly a twenty-five percent (25%) or greater ownership interest.

(c)	Articles: shall mean the Memorandum and Articles of Association of the Company, as amended or substituted from time to time.

(d)	Award: shall mean an award of Options or Special Shares granted to a Participant under the Plan.

(e)	Award Agreement: shall mean the instrument of grant relating to an Award.

(f)	Board: shall mean the Board of Directors of the Company.

(g)	Cause: shall mean a Participant’s Termination following (i) his or her wilful and continued failure to substantially perform the duties and responsibilities of his or her position; (ii) an act of gross negligence in the performance of the duties and responsibilities of his or her position; (iii) commission of any activity constituting a violation or breach under any material federal, provincial or local law or regulation applicable to the activities of the Company or an Affiliate; (iv) fraud, breach of fiduciary duty, dishonesty, misappropriation or other intentional material damage to the property or business of the Company or an Affiliate; or (v) admission or conviction of, any offence that, in the judgment of the Committee, adversely affects the Company’s or an Affiliate’s reputation or the Participant’s ability to carry out his or her responsibilities under his or her contract of employment.

(h)	Change in Control: shall mean the occurrence of either of the following events (i) a private sale transaction or series of related private sale transactions that results in the Funds directly or indirectly holding, in the aggregate, less than fifty percent (50%) of the voting power or economic interests in CHC held by them immediately following the acquisition of CHC’s predecessor by the Funds or (ii) an initial public offering or series of public offerings that results in the Funds and the Investors directly or indirectly holding, in the aggregate, less than fifteen percent (15%) of the total voting power or economic interests of CHC.

(i)	CHC: shall mean CHC Helicopter Limited, LLC, a corporation existing under the laws of Delaware or any entity which is a successor to all or a majority of the assets, business or operations of CHC.

(j)	Committee: shall mean the Board or any person or persons designated by the Board to administer the Plan.

(k)	Competitor: shall mean any Person managing, carrying on or engaging in a business of supplying any global, national or local helicopter services including flight operations and repair, maintenance and overhaul services.

(l)	Company: shall mean 6922767 Holding (Cayman) Inc., an exempted company incorporated under the laws of the Cayman Islands.

(m)	Confidential Information: has the meaning given to that term in Section 15 hereof.

(n)	Control: shall mean, with respect to any Person, the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise and the term controlling and controller shall have the same corresponding meaning.

(o)	Date of Termination: shall mean the date on which a Participant’s employment is Terminated for the purposes of the Plan and in the case of a Participant who does not return to active employment (as provided in Section 2(vv) of the Plan) immediately following a period of absence due to vacation, temporary illness or authorized leave of absence, the last day of such period of absence.

(p)	Disability: shall mean a physical or mental disability such that the Participant is substantially unable to perform those duties that the Participant would otherwise be expected to perform and the non-performance of such duties has continued for any one hundred and twenty (120) consecutive days or one hundred and eighty (180) non-consecutive days in any twelve (12) consecutive months.

(q)	Effective Date: shall mean the date specified in the Award Agreement as of which an Award shall take effect, provided that the Effective Date shall not be a date prior to the date the Committee determines an Award shall be made and, unless otherwise specified by the Committee, the Effective Date will be the date the Committee determines an Award shall be made.

(r)	Effective Time: has the meaning given to that term in the arrangement agreement dated as of February 22, 2008 between 6922767 Canada Inc. and CHC Helicopter Corporation.

(s)	Exercise Price: shall mean the purchase price per Ordinary B Share of an Option, as determined pursuant to Section 6 hereof.

(t)	Exit Event: shall mean (i) an initial public offering or any subsequent public offering of the equity interests in CHC, or (ii) any merger, consolidation, sale of interests, sale of assets or other similar transaction in respect of the Company (or an Affiliate thereof) outside the ordinary course of business where the Company receives proceeds in cash or in kind.

(u)	Exit Value: on a given Exit Event shall be equal to the aggregate value of cash or other proceeds received by holders of Investor Shares upon such Exit Event and all Exit Events preceding such Exit Event (in each case, with the value including any proceeds received in kind determined as of the date of receipt).

(v)	Fair Value: shall mean the fair value of an Ordinary Share or a Special Share, as the case may be, in the context of the sale of the Company as a whole, determined by the Committee based on the most recent independent third party valuation of the Company (that shall take place at least annually), such valuation to be undertaken in a manner consistent with the assumption that the Company is a public company, assuming no minority discount and a cash price between a willing buyer and willing seller both with knowledge of the relevant facts and under no compulsion to buy or sell.

(w)	Final Exit Event: shall mean the Exit Event following which the Funds and the Investors no longer retain any direct or indirect participating equity interest in CHC.

(x)	FR XI Fund: shall mean First Reserve Fund XI, L.P. or an alternate investment or parallel vehicle thereof.

(y)	FR XII Fund: shall mean First Reserve Fund XII, L.P. or an alternate investment or parallel vehicle thereof.

(z)	Funds: shall mean the FR XI Fund and the FR XII Fund.

(aa)	Investors: shall mean all holders of Ordinary Shares immediately prior to the initial effective date of the Plan, other than the Funds.

(bb)	Investors’ Investment: shall mean the product of (a) the Funds’ and the Investors’ average price paid per Investor Share held by them multiplied by (b) the total number of Investor Shares held by the Funds and the Investors.

(cc)	Investors’ Share(s): shall mean an Ordinary Share held by an Investor, the FR XI Fund or the FR XII Fund, other than Ordinary B Shares acquired upon exercise of an Option.

(dd)	Management Shareholders’ Agreement: shall mean the shareholders’ agreement among the Company and each holder of Special Shares or Ordinary B Shares issued upon exercise of an Option, as amended from time to time.

(ee)	Option: shall mean an option to purchase an Ordinary B Share, granted in accordance with Section 6 hereof.

(ff)	Ordinary Share(s): shall mean the Ordinary A Shares and the Ordinary B Shares in the capital of the Company.

(gg)	Ordinary A Shares: shall mean the voting ordinary A shares in the capital of the Company.

(hh)	Ordinary B Shares: shall mean the non-voting ordinary B shares in the capital of the Company.

(ii)	Participant(s): shall mean an employee, director or consultant of the Company or one of its Affiliates who is selected by the Committee to participate in the Plan.

(jj)	Person: shall mean any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(kk)	Plan: shall mean this 6922767 Holding (Cayman) Inc. Share Incentive Plan, as set forth herein and as the same may be amended and in effect from time to time.

(ll)	Restricted Business: has the meaning given to that term in Section 15 hereof.

(mm)	Restricted Customer: has the meaning given to that term in Section 15 hereof.

(nn)	Restricted Date: has the meaning given to that term in Section 15 hereof.

(oo)	Restricted Employee: has the meaning given to that term in Section 15 hereof.

(pp)

Retirement: shall mean a Participant’s Termination (including at the end of a period of Disability, if applicable) in accordance with whichever of the following clauses is applicable: (i) the Participant’s Termination after having satisfied all eligibility and other requirements under any special pension arrangement applicable to the Participant to qualify for immediate commencement of retirement benefits in accordance with the provisions of such special pension arrangement, in the case of a Participant who is party to a special pension arrangement with the Company or an Affiliate that employs the Participant; (ii) the Participant’s Termination after having completed both twenty (20) full years of service with the Company or an Affiliate and six (6) full years of service with the Company or an Affiliate following the Effective Time and, in addition, having satisfied all eligibility and other requirements under the pension or retirement plan of the Company or an Affiliate that employs the Participant to qualify for immediate commencement of early or normal retirement benefits in accordance with the provisions of such pension or retirement plan, in the case of a Participant employed by a Company or an Affiliate that maintains a pension or retirement plan, other than a Participant party to a special pension arrangement subject to clause (i); or (iii) in the case of any other Participant, as determined by the Committee.

(qq)	Shares: shall mean the Ordinary Shares and Special Shares.

(rr)	Special A Shares: shall mean special A shares in the capital of the Company.

(ss)	Special A Share Ownership Interest: has the meaning given to that term in Schedule A.

(tt)	Special Shares: shall mean special shares in the capital of the Company issued from time to time in classes and series for the purposes of Awards granted under the Plan pursuant to Section 7 hereof and includes Special A Shares.

(uu)	Special Share Ownership Interest: shall mean (i) with respect to the Special A Shares, the Special A Share Ownership Interest determined according to Schedule A, and (ii) with respect to each other class of Special Shares that may be issued pursuant to Section 7 hereof, the value identified as the “Special Share Ownership Interest”, if any, for such class determined according to the Schedule applicable to such class of Special Shares, as adjusted from time to time pursuant to such Schedule.

(vv)	Termination or Terminated: (or any derivative thereof) shall mean the termination of a Participant’s active employment with the Company or an Affiliate of the Company (other than in connection with the Participant’s transfer to employment with any other Affiliate of the Company or a period of vacation, temporary illness or authorized leave of absence), whether such termination is lawful or otherwise, and, for purposes of the Plan, active employment does not mean any statutory or common law severance period or any period of reasonable notice that the Company or an Affiliate of the Company may be required to provide to the Participant under applicable law.

(ww)	Termination Without Cause: (or any derivative thereof) shall mean a Participant’s Termination, whether voluntary or involuntary, from or by the Company or Affiliate that employs the Participant for any reason other than Cause or due to the Participant’s Retirement.

3.	Administration

(a)

Administration and Powers of the Committee. The Plan shall be administered by the Committee. Subject to Section 11 of the Plan, the Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the PIan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions) under or with respect to the Award. Without limiting the generality of the foregoing, the Committee shall require as a condition for the grant of an Award that the Participant enter into and agree to be bound by the Management Shareholders’ Agreement.

(b)	Liability Limitation. No member of the Committee or the Board shall be liable for any action or determination made in good faith pursuant to the Plan or any Award Agreement. To the fullest extent permitted by law, the Company shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such person is or was a member of the Committee or is or was a member of the Board.

(c)	Delegation and Administration. The Committee may, in its discretion, delegate such of its powers, rights and duties under the Plan, in whole or in part, to such committee, Person or Persons as it may determine, from time to time, on terms and conditions as it may determine, subject to the terms of the Articles. The Committee may also appoint or engage a trustee, custodian or administrator to administer or implement the Plan or any aspect of it, subject to the exception of the immediately preceding sentence hereof and subject to the terms of the Articles.

4.	Shares Subject to the Plan

(a)	Ordinary B Shares. Subject to adjustment pursuant to Section 10 hereof, the total number of Ordinary B Shares allotted for future issuance pursuant to Options granted under the Plan shall not exceed ten percent of the Ordinary B Shares issued on the date of adoption of this Plan, which total is allotted for future issuance to employees, directors or consultants of the Company and its Affiliates.

(b)	Special A Shares. Subject to adjustment pursuant to Section 10 hereof, the total number of Special A Shares allotted for future issuance pursuant to Awards granted under the Plan shall not exceed 10,000,000, which total is allotted for future issuance to employees, directors or consultants of the Company and its Affiliates.

(c)	Computation of Available Ordinary B Shares and Special A Shares. For purposes of computing the total number of Ordinary B Shares and Special A Shares available for issuance under the Plan, Ordinary B Shares and Special A Shares subject to any Award (or any portion thereof) that has expired or is forfeited, surrendered, cancelled or otherwise terminated prior to the issuance of such Shares and Ordinary B Shares and Special A Shares subject to an Award (or any portion thereof) that is settled in cash in place of the issuance of Shares shall again be available for grant under the Plan.

(d)	Source of Ordinary B Shares. Shares delivered to Participants in connection with the exercise or settlement of Options will be authorized Ordinary B Shares and will be newly issued at such time.

(e)	Other Classes of Special Shares. The Committee shall determine the total number and attributes of each class of Special Shares (other than Special A Shares) available for issuance under the Plan in connection with each grant of a new class of Special Share pursuant to Section 7 hereof, subject to adjustment pursuant to Section 10 hereof.

5.	Terms of Awards in General

(a)	Instrument of Grant. Each Award granted under the Plan shall be evidenced by an Award Agreement, in such form or forms as the Committee shall approve from time to time, which shall set forth such terms and conditions consistent with the terms of the Plan as the Committee may determine. Each Award Agreement shall set forth, at a minimum, the type and Effective Date of the Award evidenced thereby, and the number and type of Shares subject to such Award, and may specify such other terms and conditions consistent with the terms of the Plan as the Committee shall determine or as shall be required under any other provision of the Plan. References in the Plan to an Award Agreement shall include any supplements or amendments thereto.

(b)	Vesting and Other Conditions. Subject to the terms of the Plan and the Articles, the Committee shall determine any and all conditions to the vesting of all and/or any portion of Awards and all other conditions relating to the exercise or settlement of an Award and shall specify the material terms thereof in the applicable Award Agreement or, in the case of Special Shares, in the Schedule or Award Agreement applicable to that class of Special Shares on the Effective Date of the Award. Vesting of an Award, or portion thereof, may be conditioned upon passage of time, continued employment, satisfaction of performance criteria or other criteria, or any combination of the foregoing, as determined by the Committee.

6.	Terms and Conditions of Options

(a)	General. The Committee may from time to time grant non-assignable options to each Participant to purchase Ordinary B Shares on such terms and conditions, consistent with the Plan, as the Committee shall determine. No payment by a Participant to the Company shall be required or made on the grant of an Option. The instrument of grant evidencing an Award of Options shall specify the Exercise Price for each Ordinary B Share subject to such Option and the maximum term of such Option.

(b)	Exercise Price. The purchase price for the issue of each Ordinary B Share issuable under any Option will be determined by the Committee, but in any event, will be no less than the Fair Value per Ordinary B Share on the date of grant (provided that, in all circumstances, the Exercise Price under any Option shall be no less than the par value per Ordinary B Share). The Exercise Price shall be stated and payable in the currency specified in the instrument of grant relating to such Option.

(c)	Exercise of Vested Options.

(i)	Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Ordinary B Shares for which it is then exercisable.

(ii)	Except as otherwise provided in an Award Agreement, the Participant may exercise Options by delivering to the Committee a written notice specifying and subscribing for the number of Ordinary B Shares the Participant wishes to purchase pursuant to such Options, accompanied by a certified cheque or bank draft payable to the Company in the amount of the aggregate Exercise Price for such number of Ordinary B Shares, and where the Participant has not already done so, the Participant has executed such documentation (as specified by the Committee) agreeing to be bound by the Management Shareholders’ Agreement.

(iii)	For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Committee and, if applicable, the date payment is received by the Committee pursuant to the foregoing.

(iv)	An Ordinary B Share issued pursuant to the exercise of an Option will be subject to the terms of the Articles.

(d)	Exercise Period. Unless the Committee provides on or before the Effective Date for a shorter exercise period in the Award Agreement relating to an Option and subject to Section 8 hereof, all or any part of the Options covered by an Award shall, to the extent vested, be exercisable, from time to time, within the period commencing on the date such Option becomes vested and ending on the earlier of (i) the occurrence of the Final Exit Event, and (ii) the tenth anniversary of the Effective Date.

7.	Special Share Awards

(a)

General. The Committee may from time to time cause the Company to issue shares of one or more classes of Special Shares to a Participant for a subscription price equal to their par value on such terms and conditions consistent with the Plan (including any applicable Schedule thereto), the applicable Award Agreement and the Articles. The Subscription Price shall be stated and payable in the currency specified in the Award Agreement relating to the Award of Special Shares. Upon issue and registration in the register of members of the Company, a Participant will be the legal and beneficial owner of the Special Shares covered by such Award. The vested status, the redemption price, minimum Exit Value requirements, the Special Share Ownership Interest and any adjustment to such Special Share Ownership Interest for each class of Special Share shall be as provided in the Schedule applicable to the class of Special Shares and in the case of Special A Shares shall be as provided in Schedule A hereto. The redemption of Special Shares pursuant to this Section 7 is intended to ensure that Participants who hold Special Shares participate in the proceeds of each Exit Event in accordance with the applicable Special Share

Ownership Interest, as finally determined in connection with the Final Exit Event, subject to the vesting and other terms and conditions set forth in the Plan, the applicable Schedule thereto and the applicable Award Agreement.

(b)	Vesting and Redemption of Special Shares.

(i)	Special Shares will be redeemed, subject to the provisions of this Section 7, in connection with each Exit Event by the Company acting through the Committee at the redemption price determined in accordance with the applicable Schedule to the Plan. The redemption price payable by the Company shall be determined by the Committee and shall take into account the vested status of the Special Shares and the Special Share Ownership Interest determined in accordance with the Schedule to the Plan applicable to the class of Special Share. The redemption price may be paid in cash or in kind and the Committee shall determine the fair market value of any security or other property that is used by the Company to pay the redemption price in kind.

(ii)	If an Exit Event occurs at any particular time, the Committee shall determine the extent, if any, to which existing unvested Special Shares shall then become vested and shall determine the extent, if any, a Special Share Ownership Interest threshold has been satisfied.

(iii)	No redemption of a Special Share by the Company pursuant to this Section 7 shall be completed prior to six (6) months plus one (1) day following the vesting of such Special Share.

8.	Consequences of Termination.

(a)	Options. Except as otherwise provided in an Award Agreement, where a Participant is Terminated, Options held by the Participant on the Date of Termination shall be exercisable or cancelled, as applicable, in accordance with this Section 8(a):

(i)	If a Participant is Terminated for any reason, unvested Options held by such Participant shall be cancelled as of such Date of Termination.

(ii)	If the Participant (1) is Terminated for Cause or (2) is Terminated Without Cause or Terminates due to Retirement prior to a Change in Control (where, in the case of clause (2), such Participant is employed by, contracts or consults with a Competitor of the Company or any of its Affiliates at any time during the one (1) year period following the Date of Termination), vested Options held by such Participant shall be cancelled effective as of the Date of Termination.

(iii)	If the Participant Terminates due to Disability or because of death, the Participant (or, in the case of the death of the Participant, the Participant’s legal representative or estate) will have the right to surrender to the Company all Options granted to the Participant which have vested as of such Date of Termination for a cash amount equal to the excess of the Fair Value of the Ordinary B Shares as of such date underlying such Options over the aggregate Exercise Price for such Options.

(b)	Special Shares. Where a Participant is Terminated, Special Shares held by the Participant on the Date of Termination may be redeemed by the Company in accordance with this Section 8(b):

(i)	If the Participant Terminates due to Retirement or is Terminated Without Cause (other than where, in the case of a Participant who is Terminated Without Cause or Terminates due to Retirement, such Participant is employed by, contracts or consults with a Competitor of the Company or any of its Affiliates at any time during the one (1) year period following the Date of Termination), the Company may redeem using the proceeds received by the Company in connection with an Exit Event, at any time following the Exit Event until or on the date of the Final Exit Event, any unvested Special Shares (regardless of whether such Special Shares would have vested in accordance with the applicable Schedule to the Plan or Award Agreement had such Participant not Terminated), for their Fair Value determined as of the Participant’s Date of Termination. Immediately following such redemption, the unvested Special Shares shall be cancelled.

(ii)	If the Participant Terminates due to death or Disability, the Company may redeem at any time until or on the date of the Final Exit Event any unvested Special Shares (regardless of whether such Special Shares would have vested in accordance with the applicable Schedule to the Plan or Award Agreement had such Participant not Terminated), for their Fair Value determined as of the Participant’s Date of Termination. Immediately following such redemption, the unvested Special Shares shall be cancelled.

(iii)	Except where the Company exercises its right to redeem a Participant’s Special Shares pursuant to Section 8(b)(i) or 8(b)(ii) above, if the Participant is Terminated for any reason, the Company shall redeem the unvested Special Shares issued to the Participant effective as of the Participant’s Date of Termination for their par value, immediately following which the unvested Special Shares so redeemed shall be cancelled.

(iv)	If the Participant (1) is Terminated for Cause or (2) is Terminated Without Cause or Terminates due to Retirement (where, in the case of clause (2), such Participant is employed by, contracts or consults with a Competitor of the Company or any of its Affiliates at any time during the one (1) year period following the Date of Termination), any vested Special Shares (determined as of the Date of Termination) may be redeemed by the Company for their par value, immediately following which the vested Special Shares so redeemed shall be cancelled.

(v)	Except where the Company exercises its right to redeem a Participant’s Special Shares pursuant to Section 8(b)(iv) above, if the Participant is Terminated for any reason, the Company may redeem, at any time following six (6) months plus one (1) day following the date of vesting applicable to such Shares until or on the Final Exit Event, the vested Special Shares issued to the Participant for their Fair Value determined as of the later of such Date of Termination and six (6) months plus one (1) day following the date of vesting applicable to such Shares, immediately following which the vested Special Shares so redeemed shall be cancelled.

(c)	Timing and Conditions for Redemption: Notwithstanding any other provision of the Plan, any redemption, purchase or similar transaction involving the Company described herein shall, in all instances, be subject to the Company’s compliance with its contractual obligations, organizational documents and applicable law.

9.	Nontransferability of Awards/Transferability

Unless otherwise determined by the Committee in writing or as provided in the Management Shareholders’ Agreement or in any securities pledge agreement in favour of the Company or an Affiliate of the Company, and otherwise than by will or by the laws of descent and distribution, no Award or rights or interests of a holder of Special Shares under the Plan shall be given as security or assigned or alienated by any Person nor shall any Award or any portion of any Special Shares that may be issued pursuant to the Plan be subject to attachment, charge, anticipation, execution, garnishment, sequestration or other seizure under any legal or other process.

10.	Adjustments Upon Certain Events

(a)	No Corporate Action Restriction. The existence of the Plan and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Company or the shareholders of the Company to make, authorize or determine (i) any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, (ii) any amalgamation, combination, merger, consolidation or change in ownership involving the Company, (iii) any creation or issue of bonds, debentures, Special Shares, Ordinary Shares or other securities of the Company or to determine the rights and conditions attaching thereto, (iv) any dissolution or liquidation of the Company, (v) any sale or transfer of all or any part of the Company’s assets or business, (vi) any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to herein would have an adverse effect on the Plan or any Award granted thereunder or hereunder. No Participant or any other Person shall have any claim against any member of the Board or the Committee, or the Company, or any Affiliate or any employees, officers or agents of the Company or an Affiliate as a result of any such action.

(b)

Recapitalization Adjustment. Should the Company effect a subdivision, consolidation or redemption of Ordinary Shares, or should there be any distribution or dividend in connection with Ordinary Shares outside the ordinary course that would warrant the replacement or amendment of any existing

Options, in order to adjust: (i) the number of Ordinary B Shares that may be acquired on the exercise of any outstanding Options; and/or (ii) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the optionees, the Board shall authorize such steps to be taken as may be equitable and appropriate to that end including, to the extent practicable, an exchange of Options for new Options which qualifies for rollover treatment under subsection 7(1.4) of the Income Tax Act (Canada), as amended from time to time.

11.	Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of applicable laws.

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, the Plan and Awards made hereunder shall be interpreted in accordance with Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”) and United States Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the initial effective date of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (x) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (y) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code.

12.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.	Regulatory Approval and Applicable Laws

Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued any Shares or cause to be issued and delivered any certificates evidencing Shares pursuant to the Plan, unless and until the Company is advised by its legal counsel that the issuance and delivery of the Shares and such Share certificates is in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities in Canada, Norway, the United Kingdom, the United States, the Cayman Islands and any other applicable jurisdiction. The Company shall in no event be obligated to take any action in order to cause the issuance or delivery of Shares or such certificates to comply with any such laws, regulations, rules, orders or requirements. The Committee may require, as a condition of the issuance and delivery of such Shares or certificates and in order to ensure compliance with such laws, regulations, rules, orders and requirements, that the Participant, or any permitted transferee of the Participant under Section 9 hereof or, after his or her death, the Participant’s estate or legal representatives, make such covenants, agreements and representations as the Committee deems necessary or desirable.

14.	No Additional Rights

No Person shall have any claim or right to be granted Awards under the Plan, and the grant of any Awards under the Plan (including for greater certainty the issuance of any Special Shares) shall not be construed as giving a Participant any right to continue in the employment of the Company or any Affiliate or to continue as a member of the Board or the Board of Directors of any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of a Participant. Unless otherwise determined by the Committee, neither any period of notice, if any, nor any payment in lieu thereof upon termination of employment (whether lawful or unlawful), shall be considered as extending the period of active employment for the purposes of the Plan.

Each Participant waives any and all right to compensation or damages in consequence of termination of employment (whether lawfully or unlawfully) or otherwise for any reason whatsoever insofar as those rights arise or may arise from the Participant ceasing to have rights under any Award, including for greater certainty any right to receive any Shares or ceasing to have rights in respect of Special Shares under the Plan.

15.	Confidential Information, Covenant Not to Compete/Not to Solicit

(a)	Except as provided in this Section 15(a), Sections 15(b), (c), (d) and (e) below apply to each Participant who receives or is granted an Award under the Plan. Sections 15 (b), (c), (d) and (e) below do not apply to a Participant who is subject under a written employment agreement between the Participant and the Company or an Affiliate thereof to obligations or restrictions relating to confidential information, non-solicitation and non-competition that are set out in such employment agreement and such Participant remains bound by all of the provisions in the employment agreement including any provisions contained therein relating to confidential information, non-competition and non-solicitation.

(b)	In this Section 15 the following words and phrases shall have the following meanings:

(i)	“Restricted Business” means any business carried on by the Company or it Affiliates as of the Restriction Date with which the Participant was involved to a material extent at any time during the period of twelve (12) months ending on the Restriction Date.

(ii)	“Restricted Customer” means any Person who at any time during the period of twelve (12) months ending on the Restriction Date was a customer of, a client of, or otherwise in the habit of dealing with, the Company and its Affiliates and with whom or which the Participant dealt to a material extent or for whom or which the Participant was responsible on behalf of the Company or its Affiliates during that period.

(iii)	“Restriction Date” means the Participant’s Date of Termination.

(iv)	“Restricted Employee” means any individual who, at the Restriction Date was an employee of the Company or its Affiliates and who could materially damage the interest of the Company or any of its Affiliates if he became employed in any business concern in competition with any Restricted Business and with whom the Participant worked closely during the period of twelve (12) months ending on the Restriction Date.

(c)	In consideration of the Company granting an Award to the Participant under the Plan, the Participant hereby agrees effective as of the date hereof, that without the Company’s prior written consent, the Participant shall not, directly or indirectly, (i) at any time during or after the Participant’s employment with the Company or any Affiliate of the Company, disclose any Confidential Information pertaining to the business of the Company or any of its Affiliates (except when required to perform the Participant’s duties to the Company or one of its Affiliates, or required by law or judicial process) or disparage the Company or any of its Affiliates; or (ii) at any time during the Participant’s employment with the Company or its Affiliates and for a period of twelve (12) months following the Participant’s Restriction Date, directly or indirectly (A) act as a proprietor, director, officer, employee, consultant, or partner in any business concern which is in competition with the Restricted Business, or have an investment in any such business that represents more than ten percent (10%) of all investments in such business or hold securities in any such business that represents more than ten percent (10%) of ownership (in value or in voting power) of any such business, (B) solicit Restricted Customers of the Company or any of its Affiliates to terminate their relationship with the Company or any of its Affiliates or otherwise solicit Restricted Customers to compete for any Restricted Business or (C) solicit or offer employment to any Restricted Employee. If the Participant is bound by any other agreement with the Company or any of its Affiliates regarding the use or disclosure of Confidential Information, the provisions of this Section 15 shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of Confidential Information. “Confidential Information” shall mean all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents, or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing and other non-public, proprietary, and confidential information.

(d)	Notwithstanding Section 15(c) hereof, if at any time a court holds that the restrictions stated in such Section 15(c) hereof are unreasonable or otherwise unenforceable under circumstances then existing, the Company and the Participant agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. The Participant further recognizes the global nature of the Company’s and its Affiliates’ business. Because the Participant’s services are unique and because the Participant has had access to Confidential Information, the Company and the Participant agree that money damages will be an inadequate remedy for any breach of Section 15(c) hereof. In the event of a breach or threatened breach of Section 15(c) hereof, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favour, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

(e)	In the event that the Participant materially breaches any of the provisions of Section 15(c) hereof, in addition to all other remedies that may be available to the Company, the Participant shall be required to pay to the Company the lesser of (i) the aggregate of any amounts actually paid to the Participant by the Company in respect of any purchase, repurchase or redemption by the Company of any Shares or Options held by the Participant pursuant to the Management Shareholders’ Agreement or the Plan, and (ii) an amount equal to the financial loss caused to the Company or any of its Affiliates by the Participant’s material breach. For purposes of this section, a material breach would be one or more breaches that cause, individually or in the aggregate, damages to the Company, an Affiliate, the FR XI Fund or the FR XII Fund in excess of US$50,000.

16.	Miscellaneous Provisions

(a)	No Shareholder Rights. A Participant shall have no rights whatsoever as a shareholder of the Company in respect of any Options issued by the Company, including any right to vote or receive dividends, other than in connection with Ordinary B Shares issued by the Company in connection with the exercise of any Options.

(b)	Withholding. The Company or any Affiliate may withhold from any amount payable to a Participant, either under the Plan or otherwise, such amount as may be necessary so as to ensure that the Company or an Affiliate, as the case may be, will be able to comply with the applicable provisions of any federal, provincial, state, local or other territorial law relating to the withholding of tax or that any other required deductions are paid or otherwise satisfied, including withholding of the amount, if any, includable in the income of a Participant. The Committee may require a Participant, as a condition to exercise of an Option or the issuance of a Special Share, to pay or reimburse the Company or an Affiliate for any such withholding or other required deduction amounts related to the exercise or disposition of Options or issue or redemption or other disposition of a Special Share or to take such other actions as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes and other required source deductions.

(c)	Governing Law. The Plan, all Award Agreements and any other agreements or other documents relating to the Plan shall be interpreted and construed in accordance with the laws of the State of New York, United States of America. Any reference in the Plan, in any Award Agreement or in any other agreement or document relating to the Plan to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

(d)	Compliance with Laws of Other Jurisdictions. Awards may be granted to Participants who are citizens or residents of a jurisdiction other than Canada or the United States on such terms and conditions different from those under the Plan as may be determined by the Committee to be necessary or advisable to achieve the purposes of the Plan while also complying with applicable local laws, customs and tax practices, including any such terms and conditions as may be set forth in any supplement or appendix to the Plan intended to govern the terms of any such Award. In no event shall the eligibility, grant, exercise or settlement of an Award constitute a term of employment, or entitlement with respect to employment, of any employee.

(e)	Plan Subject to the Articles. The Plan is subject to the Articles. In the event of a conflict between any term or provision contained herein and a term or provision of the Articles, the applicable terms and provisions of the Articles will govern and prevail.

(f)	Schedules. Each Schedule relating to a class of Special Shares, as amended from time to time, including Schedule A relating to Special A Shares is incorporated into and forms part of the Plan.

17.	Effective Date and Term of Plan

(a)	Effective Date of Plan. The Plan, and any amendments to the Plan, shall become effective upon its or their adoption by the Board. Subject to adoption by the Board, the initial effective date of the Plan shall be September 16, 2008.

(b)	Termination. The Plan shall terminate on the date determined by the Board pursuant to Section 11 hereof and no Awards may become effective (including for greater certainty, issuance of Special Shares) under the Plan after the date of termination, but such termination shall not affect any Awards that became effective pursuant to the Plan prior to such termination. No Awards may be made after the tenth anniversary of the effective date of the Plan.

18.	Certificates

All certificates, if any, evidencing Shares or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan or the Articles or the rules, regulations, and other requirements of any applicable governmental authority, any stock exchange or market upon which such securities are then listed, admitted or quoted, as applicable, and any applicable federal, state/provincial, territorial or any other applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Schedule “A”

Special A Shares

1.	The redemption price of the Special A Shares (the “Redemption Price”) shall be determined in accordance with this Schedule A, subject to the terms of the Plan. Special A Shares granted to a Participant shall vest upon a given Exit Event once the aggregate Exit Value in connection with such Exit Event and all Exit Events prior to such Exit Event equals or exceeds the multiple of the Investors’ Investment specified below, provided that the Participant has not been Terminated prior to the date of such Exit Event.

2.	Subject to Section 3, the Special Share Ownership Interest for all Special A Shares shall be the percentage set forth opposite the required multiple of the Investors’ Investment in the following table. The allocations specified below represent an allocation of 93.5% of the maximum allocable Special Share Ownership Interest.

Special Share Ownership Interest	Minimum Exit Value Required
0.00000%	(less than 2.00) x the Investors’ Investment
1.93%	(2.00 or greater, but less than 2.25) x the Investors’ Investment
2.86%	(2.25 or greater, but less than 2.50) x the Investors’ Investment
3.78%	(2.50 or greater, but less than 2.75) x the Investors’ Investment
4.68%	(2.75 or greater) x the Investors’ Investment

3.	Notwithstanding Section 11 of the Plan, the Special Share Ownership Interest set forth above (“Special A Share Ownership Interest”) will be determined in the sole discretion of the Committee and shall reflect: (a) future issuances of Special A Shares; (b) the redemption of Special A Shares as a result of the Termination of a Participant who holds Special A Shares or operation of any agreement between the Participant and the Company or its Affiliates which contemplates the surrender or redemption of Special A Shares for their par value; or (c) the issuance of additional equity by the Company.

4.	On a given distribution date, the Committee shall determine on a best efforts basis the number of Special A Shares to be redeemed in order for Participants who are holders of vested Special A Shares to receive their pro rata entitlement to the aggregate distribution payable to all holders of Special A Shares. Special A Shares shall be redeemed pro rata among Participants who at that time are holders of Special A Shares.

5.	On a given distribution date, the Redemption Price for each vested Special A Share (including a Special A Share that vests in connection with the applicable Exit Event) subject to redemption shall be:

a.	the sum of:

(i)	(A) the Special A Share Ownership Interest in effect on such distribution date, multiplied by (B) the aggregate amount to be distributed in respect of all vested Special A Shares, all Ordinary B Shares issued upon the exercise of Options and all Investor Shares (less (1) to the extent not distributed to holders of Investor Shares in respect of a prior Exit Event, an amount equal to the Investors’ Investment and (2) an amount equal to any investment made by holders of Ordinary B Shares upon the exercise of Options); and

(ii)	the Equalization Amount (as defined in paragraph 6 of this Schedule A), if any;

divided by

b.	the aggregate number of vested Special A Shares to be redeemed, as determined pursuant to paragraph 4 of this Schedule A.

6.	In the case of any Exit Event other than the Final Exit Event, distributions of the proceeds of an Exit Event may be made to shareholders of the Company prior to the time at which the Special A Share Ownership Interest can be finally determined. As a result, upon any redemption of vested Special A Shares, the Redemption Price for such vested Special A Shares shall include an amount, if any (an “Equalization Amount”), equal to, as of any redemption date, (i) the total amount previously distributed to holders of Ordinary B Shares and Investor Shares (other than the distribution of an amount equal to the Investors’ Investment to holders of Investor Shares) in connection with all Exit Events prior to the applicable redemption date, less (ii) the total amount that would have been distributed to holders of Ordinary B Shares and Investor Shares on all such Exit Events had the highest Special A Share Ownership Interest threshold satisfied as of any such redemption date been in effect at the time of such distributions, less (iii) all amounts distributed to holders of Special A Shares prior to the applicable redemption date.

7.	To the extent a Special A Share Ownership Interest threshold is satisfied in connection with an Exit Event, the Redemption Price shall be reduced to the extent necessary to ensure that the applicable Exit Value has been distributed to holders of the Investor Shares. Any such reduction in the Redemption Price will be included as part of the Equalization Amount in connection with a future distribution, if any.

8.	The Redemption Price, including any Equalization Amount, payable to holders of Special A Shares shall be in the same form as the applicable distribution to which holders of Investor Shares would otherwise have been entitled.

9.	For greater certainty, the determination of the Redemption Price is intended to ensure that the total amount ultimately distributed to holders of Special A Shares corresponds to the Special A Share Ownership Interest multiplied by the net of the Final Exit Value, less the Investors’ Investment and any investment made by holders of Ordinary B Shares upon the exercise of Options and subject to the adjustments otherwise specified herein.